Exhibit 99.1

•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed

Westfield Massachusetts (413) 568-9571March
31, 2004

Mestek today reported its full year 2004 results of operations:

MESTEK INC. (MCC) EARNINGS DIGEST

Twelve months ended December 31:

2004 2003

Revenues from Continuing Operations	$ 404,863,000	$ 366,513,000
Net Income Before Unusual Items (Non-GAAP Financial Measure)	$9,935,000	$8,553,000
Plus (Less) Environmental Litigation/Remediation charges (net of tax)	11,530,000	(34,882,000)
Plus Tax Benefits Related to Subsidiary Bankruptcy	5,800,000	---
(Less) Plant Shutdown and Other Restructuring Charges (net of tax)	(1,163,000)	(3,405,000)
(Less) Subsidiary Bankruptcy Professional Fees (net of tax)	(5,868,000)	(3,876,000)
(Less) Goodwill Impairment Charges (net of tax)	---	(9,555,000)
Plus Non-Operating Gains	1,300,000	---
Net Income (Loss) (GAAP Financial Measure)	$ 21,534,000	($43,165,000)
Basic Earnings (Loss) per Share:
Net Income Before Unusual Items (Non-GAAP Financial Measure)	$1.15	$0.98
Plus (Less) Environmental Litigation/Remediation Charges (net of tax)	1.33	(4.00)
Plus Tax Benefits Related to Subsidiary Bankruptcy	0.67	---
(Less) Plant Shutdown and Other Restructuring Charges (net of tax)	(0.13)	(0.39)
(Less) Subsidiary Bankruptcy Professional Fees (net of tax)	(0.68)	(0.44)
(Less) Goodwill Impairment Charges (net of tax)	---	(1.10
Plus Non-Operating Gains	0.15	---
Net Income (Loss) (GAAP Financial Measure)	$2.49	($4.95
Diluted Earnings (Loss) per Share:
Net Income Before Unusual Items (Non-GAAP Financial Measure)	$1.14	$0.98
Plus (Less) Environmental Litigation/Remediation Charges (net of tax)	1.33	(4.00)
Plus Tax Benefits Related to Subsidiary Bankruptcy	0.67	---
(Less) Plant Shutdown and Other Restructuring Charges (net of tax)	(0.13)	(0.39)
(Less) Subsidiary Bankruptcy Professional Fees (net of tax)	(0.68)	(0.44)
(Less) Goodwill Impairment Charges (net of tax)	---	(1.10)
Plus Non-Operating Gains	0.15	---
Net Income (Loss) (GAAP Financial Measure)	$2.48	($4.95)

John E Reed, Chairman and CEO indicated as follows:

        Revenues were up 10% in 2004 reflecting significantly improved revenues in the Company’s Metal Forming Segment and marginally improved revenues in the HVAC Segment. Net Income before Unusual Items increased 16%, principally as a result of improved operating results in the Metal Forming Segment and the Omega Flex unit of the HVAC Segment. The Unusual Items in 2004 related principally to the bankruptcy reorganization proceedings of the Company’s Met-Coil subsidiary which resolved several long-standing environmental litigation matters. Met-Coil successfully emerged from bankruptcy on October 19, 2004.